                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              Genitope Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37229P507
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                      [ ] Rule 13d-1(b)
                                                               [x] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 2 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WS Capital, L.L.C.

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  657,045
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH         7  SOLE DISPOSITIVE POWER

                            657,045
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    657,045
--------------------------------------------------------------------------------
       10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                       [ ]

--------------------------------------------------------------------------------
       11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.9%
--------------------------------------------------------------------------------
       12       TYPE OF REPORTING PERSON

                    HC
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 3 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WS Capital Management, L.P.

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  657,045
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH         7  SOLE DISPOSITIVE POWER

                            657,045
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    657,045
--------------------------------------------------------------------------------
       10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                       [ ]

--------------------------------------------------------------------------------
       11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.9%
--------------------------------------------------------------------------------
       12       TYPE OF REPORTING PERSON

                    IA
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 4 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Walker Smith Capital, L.P.

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  57,727
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH         7  SOLE DISPOSITIVE POWER

                            57,727
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    57,727
--------------------------------------------------------------------------------
       10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                       [ ]

--------------------------------------------------------------------------------
       11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.3%
--------------------------------------------------------------------------------
       12       TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 5 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Walker Smith Capital (Q.P.) L.P.

--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  281,844
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY       6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH         7  SOLE DISPOSITIVE POWER

                            281,844
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    281,844
--------------------------------------------------------------------------------
       10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                       [ ]

--------------------------------------------------------------------------------
       11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.7%
--------------------------------------------------------------------------------
       12       TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 6 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Walker Smith International Fund, Ltd.

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  317,474
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            317,474
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
    9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       317,474
--------------------------------------------------------------------------------

   10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
   11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       1.9%
--------------------------------------------------------------------------------
   12              TYPE OF REPORTING PERSON

                       CO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 7 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WSV Management, L.L.C..

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  512,423
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            512,423
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
    9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       512,423
--------------------------------------------------------------------------------

   10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
   11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.0%
--------------------------------------------------------------------------------
   12              TYPE OF REPORTING PERSON

                       IA
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 8 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WS Ventures Management, L.P.

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  512,423
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            512,423
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
     9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       512,423
--------------------------------------------------------------------------------

    10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
    11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.0%
--------------------------------------------------------------------------------
    12             TYPE OF REPORTING PERSON

                       HC
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 37229P507                                         Page 9 of 21 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WS Opportunity Fund, L.P.

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  172,405
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            172,405
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       172,405
--------------------------------------------------------------------------------

     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       1.0%
--------------------------------------------------------------------------------
     12            TYPE OF REPORTING PERSON

                       PN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 10 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WS Opportunity Fund (Q.P.), L.P.

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  210,717
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            210,717
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
     9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       210,717
--------------------------------------------------------------------------------

    10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
    11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       1.3%
--------------------------------------------------------------------------------
    12             TYPE OF REPORTING PERSON

                       PN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 11 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         WS Opportunity Fund International, Ltd.

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  129,301
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            129,301
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       129,301
--------------------------------------------------------------------------------

     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       0.8%
--------------------------------------------------------------------------------
     12            TYPE OF REPORTING PERSON

                       CO
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 12 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Reid S. Walker

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  1,169,468
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            1,169,468
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,169,468
--------------------------------------------------------------------------------

     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       7.0%
--------------------------------------------------------------------------------
     12            TYPE OF REPORTING PERSON

                       HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 13 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         G. Stacy Smith

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  1,169,468
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            1,169,468
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
      9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,169,468
--------------------------------------------------------------------------------

     10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
     11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       7.0%
--------------------------------------------------------------------------------
     12            TYPE OF REPORTING PERSON

                       HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 14 of 21 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Patrick P. Walker

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
   NUMBER OF
    SHARES                  512,423
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
     EACH
   REPORTING                0
    PERSON      ----------------------------------------------------------------
     WITH       7  SOLE DISPOSITIVE POWER

                            512,423
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
     9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       512,423
--------------------------------------------------------------------------------

    10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                    [ ]

--------------------------------------------------------------------------------
    11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.0%
--------------------------------------------------------------------------------
    12             TYPE OF REPORTING PERSON

                       HC
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 15 of 21 Pages
---------------------                                        -------------------

         This Amendment No. 1 to Schedule 13G relates to the shares of common stock, par value $0.001 per share ("Common Stock"), of Genitope Corporation, a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership ("WSC"), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership ("WSCQP"), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("WS International"), and
(ii) WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership ("WSO"),
(2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership ("WSOQP"), and
(3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WSO International"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WSC Management"). WSC Management is the general partner of each of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the general partner of each of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)         Name of Issuer:

                  Genitope Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  525 Penobscot Drive
                  Redwood City, California 94063

Item 2(a)         Names of Persons Filing:

                  See Item 1 of each cover page.

Item 2(b)         Address of Principal Business Offices:

                  300 Crescent Court, Suite 880
                  Dallas, Texas 75201

Item 2(c)         Citizenship:

                  See Item 4 of each cover page.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.001 per share

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 16 of 21 Pages
---------------------                                        -------------------

Item 2(e)         CUSIP Number:

                  37229P507

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section
                          33d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.33d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.33d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with Section 240.33d-1(b)(1)(ii)
                          (J).

Item 4            Ownership:

                  (a) Reid S. Walker and G. Stacy Smith are the beneficial owners of 1,169,468 shares of Common Stock, which includes (i) 657,045 shares of Common Stock beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and
                         (ii) 512,423 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

                         Patrick P. Walker is the beneficial owner of 512,423 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

                         WS Capital and WSC Management are the beneficial owners of 657,045 shares of Common Stock, which includes (i) 57,727 shares beneficially owned by WSC, (ii) 281,844 shares beneficially owned by WSCQP and (iii) 317,474 shares beneficially owned by WS International.

                         WSV and WSVM are the beneficial owners of 512,423 shares of Common Stock, which includes (i) 172,405 shares beneficially owned by WSO, (ii) 210,717 shares beneficially owned by WSOQP and (iii) 129,301 shares beneficially owned by WSO International.

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 17 of 21 Pages
---------------------                                        -------------------

                  (b)    Percent of class:

                         See Item 11 of each cover page.

                  (c)    Number of shares as to which each person has:

                         (i)    sole power to vote or to direct the vote:

                                See Item 5 of each cover page.

                         (ii)   shared power to vote or to direct the vote:

                                See Item 6 of each cover page.

                         (iii) sole power to dispose or to direct the disposition of:

                                See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the disposition of:

                                See Item 8 of each cover page.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSC Management's clients.

                  WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 18 of 21 Pages
---------------------                                        -------------------

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 19 of 21 Pages
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2004

                          WS CAPITAL, L.L.C.

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WS CAPITAL MANAGEMENT, L.P.

                          By: WS Capital, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WALKER SMITH CAPITAL, L.P.

                          By: WS Capital Management, L.P., its general partner

                          By: WS Capital, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WALKER SMITH CAPITAL (Q.P.), L.P.

                          By: WS Capital Management, L.P., its general partner

                          By: WS Capital, L.L.C., its general partner

                              By: /s/ Reid S. Walker
                                  ----------------------------------------------
                                  Reid S. Walker, Member

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 20 of 21 Pages
---------------------                                        -------------------

                          WALKER SMITH INTERNATIONAL FUND, LTD.

                          By: WS Capital Management, L.P., its agent and
                              attorney-in-fact

                          By: WS Capital, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WSV MANAGEMENT, L.L.C.

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WS VENTURES MANAGEMENT, L.P.

                          By: WSV Management, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WS OPPORTUNITY FUND, L.P.

                          By: WS Ventures Management, L.P., its general partner

                          By: WSV Management, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                          WS OPPORTUNITY FUND (Q.P.), L.P.

                          By: WS Ventures Management, L.P., its general partner

                          By: WSV Management, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

---------------------                                        -------------------
CUSIP No. - 37229P507                                        Page 21 of 21 Pages
---------------------                                        -------------------

                          WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                          By: WS Ventures Management, L.P., its agent and
                              attorney-in-fact

                          By: WSV Management, L.L.C., its general partner

                          By: /s/ Reid S. Walker
                              --------------------------------------------------
                              Reid S. Walker, Member

                              /s/ Reid S. Walker
                              --------------------------------------------------
                              REID S. WALKER

                              /s/ G. Stacy Smith
                              --------------------------------------------------
                              G. STACY SMITH

                             /s/ Patrick P. Walker
                             ---------------------------------------------------
                             PATRICK P. WALKER

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated February 11, 2004, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.